Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 10, 2010

INVESCO POWERSHARES
POWERSHARES XCHANGE TRADED NOTES [TM]

ETN and index data as of June 30, 2010

Description The PowerShares DB Base Metals Double Long Exchange Traded Note
(Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol:
BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and
PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM)
(collectively, the "PowerShares DB Base Metals ETNs") are the first U.S.
exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals[TM], which is composed of aluminum, copper and zinc futures contracts.

PowerShares DB Base Metals ETN and Index Data

Ticker symbols
Base Metals Double Long           BDD
Base Metals Long                  BDG
Base Metals Short                 BOS
Base Metals Double Short          BOM
Intraday indicative value symbols
Base Metals Double Long           BDDIV
Base Metals Long                  BDGIV
Base Metals Short                 BOSIV
Base Metals Double Short          BOMIV
CUSIP symbols
Base Metals Double Long           25154K841
Base Metals Long                  25154K825
Base Metals Short                 25154K833
Base Metals Double Short          25154K858
Details
ETN price at initial listing      $25.00
Inception date                    6/16/08
Maturity date                     6/1/38
Yearly investor fee               0.75%
Leveraged reset frequency         Monthly
Listing exchange                  NYSE Arca
Index symbol                      DBBMIX
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

BDD PowerShares DB Base Metals Double Long ETN
BDG PowerShares DB Base Metals Long ETN
BOS PowerShares DB Base Metals Short ETN
BOM PowerShares DB Base Metals Double Short ETN

Index History(1) (Growth of $10,000 since July 31, 2006)
[GRAPHIC OMITTED]

ETN Performance and Index History (%)(1)
                                1 Year 3 Year 5 Year   10 Year ETN Inception
ETN Performance
Base Metals Double Long         34.70     --     --       --      -33.22
Base Metals Long                20.07     --     --       --      -12.25
Base Metals Short              -23.76     --     --       --        1.50
Base Metals Double Short       -46.12     --     --       --       -6.08
Index History
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
+2x Levered                     34.70  -28.86    --       --      -33.22
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
+1x Levered                     20.07  -10.51    --       --      -12.25
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
-1x Levered                    -23.76    3.22    --       --        1.50
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
-2x Levered                    -46.12   -2.26    --       --       -6.08
Comparative Indexes(2)
SandP 500                       14.43   -9.81    --       --      -10.32
Barclays Capital U.S. Aggregate  9.50    7.55    --       --        8.10

Source: Invesco PowerShares, Bloomberg L.P.

(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals[TM] is
July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
Excess Return[TM] (the "Base Metals Index") plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The Base
Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Base Metals ETN performance, go to dbfunds.db.com/notes.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

Index data as of June 30, 2010
Volatility (%)(1,2)
          Index     Index          Index  Index
          +2x       +1x            -1x    -2x
1 Year    55.64     27.82          27.83  55.65
3 Year    59.63     29.80          29.87  59.70
3-Year Historical Correlation(1,2)
          Index     Index          Index  Index
          +2x       +1x            -1x    -2x
SandP 500 0.592     0.592         -0.593 -0.593
Barclays
Capital U.S.
Aggregate 0.143     0.144         -0.143 -0.143
Annual Index Performance (%)(1)
          Index     Index          Index  Index
          +2x       +1x            -1x    -2x
2006      213.21    88.04         -47.97  -77.35
2007      -27.75   -11.59          17.10   27.01
2008      -75.81   -44.93          59.88  127.75
2009      232.47    87.37         -50.90  -77.78
2010 YTD  -36.96   -19.04          18.36   35.95

BDD PowerShares DB Base Metals Double Long ETN
BDG PowerShares DB Base Metals Long ETN
BOS PowerShares DB Base Metals Short ETN
BOM PowerShares DB Base Metals Double Short ETN

What are the PowerShares DB Base Metals ETNs?

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals[TM]. The
index is designed to reflect the performance of certain futures contracts on aluminum, copper and zinc.

Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based the performance of the index less investor fees.
Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Base Metals ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                      Risks
[]  Leveraged and short notes [] Non-principal protected
[]  Relatively low cost       [] Leveraged losses
[]  Intraday access           [] Subject to an investor fee
[]  Listed                    [] Limitations on repurchase
[]  Transparent               [] Concentrated exposure
[]  Tax treatment(3)          [] Acceleration risk
                              [] Credit risk of the issuer

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an
unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude.
Volatility is the annualized standard deviation of index returns.

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares Base Metals ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base
Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals
ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Base
Metals ETNs upon a regulatory event affecting the ability to hedge the
PowerShares DB Base Metals ETNs.

The PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank.

An investor should consider the PowerShares DB Base Metals ETNs' investment objectives, risks, charges and expenses carefully before investing. An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

[C] 2010 Invesco PowerShares Capital Management LLC P-DBBASEM-ETN-PC-1 07/10
 powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617